[CONFORMED COPY]















                           AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              CARDINAL HEALTH, INC.
                                  ("Cardinal"),

                               PANTHER MERGER CORP.
                   a wholly owned direct subsidiary of Cardinal
                                   ("Subcorp"),

                                PCI SERVICES, INC.
                                     ("PCI")



                                       and



                                MEDIQ INCORPORATED
                                    ("MEDIQ")




                                  July 23, 1996







                                TABLE OF CONTENTS


                                                                    PAGE

         AGREEMENT AND PLAN OF MERGER.............................    1
         PRELIMINARY STATEMENTS...................................    1
         AGREEMENT       .........................................    1

         ARTICLE I:  THE MERGER...................................    2
              1.1    The Merger...................................    2
              1.2    Effective Time...............................    2
              1.3    Effects of the Merger........................    2
              1.4    Certificate of Incorporation and Bylaws......    2
              1.5    Directors and Officers.......................    2
              1.6    Additional Actions...........................    2

         ARTICLE II:  CONVERSION OF SECURITIES....................    3
              2.1    Conversion of Capital Stock..................    3
              2.2    Exchange Ratio; Fractional Shares............    3
              2.3    Exchange of Certificates.....................    4
                     (a) Exchange Agent...........................    4
                     (b) Exchange Procedures......................    4
                     (c) Distributions with Respect to
                          Unexchanged Shares......................    5
                     (d) No Further Ownership Rights in
                          PCI Common Stock........................    5
                     (e) Termination of Exchange Fund.............    5
                     (f) No Liability.............................    5
                     (g) Investment of Exchange Fund..............    6
              2.4    Treatment of Stock Options...................    6

         ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF
                       CARDINAL AND SUBCORP.......................    6
              3.1    Organization and Standing....................    7
              3.2    Corporate Power and Authority................    7
              3.3    Capitalization of Cardinal...................    7
              3.4    Conflicts, Consents and Approval.............    7
              3.5    Brokerage and Finder's Fees..................    8
              3.6    Accounting Matters...........................    8
              3.7    Cardinal SEC Documents.......................    8
              3.8    Registration Statement.......................    9

         ARTICLE IV:  REPRESENTATIONS AND WARRANTIES OF
                       PCI........................................    9
              4.1    Organization and Standing....................    9
              4.2    Subsidiaries.................................   10
              4.3    Corporate Power and Authority................   10
              4.4    Capitalization of PCI........................   10
              4.5    Conflicts; Consents and Approvals............   11






                                                                    Page


              4.6    No Material Adverse Change...................   12
              4.7    PCI SEC Documents............................   12
              4.8    Taxes........................................   12
              4.9    Compliance with Law..........................   13
              4.10   Intellectual Property........................   13
              4.11   Title to and Condition of Properties.........   15
              4.12   Registration Statement; Proxy Statement......   15
              4.13   Litigation...................................   15
              4.14   Brokerage and Finder's Fees; Expenses........   16
              4.15   Accounting Matters...........................   16
              4.16   Employee Benefit Plans.......................   16
              4.17   Contracts....................................   19
              4.18   Accounts Receivable..........................   20
              4.19   Labor Matters................................   20
              4.20   Undisclosed Liabilities......................   20
              4.21   Operation of PCI's Business; Relationships...   20
              4.22   Permits; Compliance..........................   21
              4.23   Product Warranties and Liabilities...........   21
              4.24   Environmental Matters........................   21
              4.25   Opinion of Financial Advisor.................   22
              4.26   Board Recommendation.........................   22
              4.27   DGCL Section 203 and State Takeover Laws.....   22
              4.28   Employment Agreements........................   22
              4.29   Insurance....................................   22
              4.30   Affiliate Transactions.......................   23

         ARTICLE V:  COVENANTS OF THE PARTIES.....................   23
              5.1    Mutual Covenants.............................   23
                     (a)  General.................................   23
                     (b)  HSR Act.................................   23
                     (c)  Other Governmental Matters..............   23
                     (d)  Pooling-of-Interests....................   24
                     (e)  Tax-Free Treatment......................   24
                     (f)  Public Announcements....................   24
                     (g)  Intercompany Agreements.................   24
              5.2    Covenants of Cardinal........................   24
                     (a)  Preparation of Registration Statement...   24
                     (b)  Indemnification.........................   24
                     (c)  Notification of Certain Matters.........   24
                     (d)  Pooling Press Release...................   25
              5.3    Covenants of PCI and MEDIQ...................   25
                     (a)  PCI Stockholders Meeting................   25
                     (b)  Information for the Registration Statement
                          and Preparation of Proxy Statement......   25
                     (c)  Conduct of PCI's Operations.............   25
                     (d)  Intellectual Property Matters...........   27
                     (e)  No Solicitation.........................   28
                     (f)  Affiliates of PCI.......................   28
                     (g)  Access..................................   28







                                                                    Page


                     (h)  Notification of Certain Matters by PCI..   29
                     (g)  Notification of Certain Matters by MEDIQ   29

         ARTICLE VI:  CONDITIONS..................................   29
              6.1    Mutual Conditions............................   29
              6.2    Conditions to Obligations of PCI.............   30
              6.3    Conditions to Obligations of Cardinal and
                          Subcorp.................................   30

         ARTICLE VII:  TERMINATION AND AMENDMENT..................   32
              7.1    Termination..................................   32
              7.2    Effect of Termination........................   33
              7.3    Amendment....................................   34
              7.4    Extension; Waiver............................   34

         ARTICLE VIII:  MISCELLANEOUS.............................   34
              8.1    Representations and Warranties of MEDIQ......   34
              8.2    Survival of Representations and Warranties...   36
              8.3    Notices......................................   36
              8.4    Interpretation...............................   37
              8.5    Counterparts.................................   37
              8.6    Entire Agreement.............................   37
              8.7    Third Party Beneficiaries....................   37
              8.8    Governing Law................................   37
              8.9    Specific Performance.........................   38
              8.10   Assignment...................................   38
              8.11   Registration Rights..........................   38
              8.12   Expenses.....................................   38


         Exhibit A - Form of Affiliate Letter
         Exhibit B - Opinion of Cardinal's and Subcorp's Counsel
         Exhibit C - Opinion of PCI's Counsel

























                           AGREEMENT AND PLAN OF MERGER


                   This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 23rd day of July, 1996, by and among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), Panther Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), PCI Services, Inc., a Delaware corporation ("PCI"), and MEDIQ Incorporated, a Delaware corporation ("MEDIQ").


                              PRELIMINARY STATEMENTS

                   A. Cardinal desires to acquire the pharmaceutical packaging business and other businesses operated by PCI through the merger (the "Merger") of Subcorp with and into PCI, with PCI as the surviving corporation, pursuant to which each share of PCI Common Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive Cardinal Common Shares (as defined in Section 3.3) as more fully provided herein.

                   B. PCI desires to combine its pharmaceutical packag-ing and other businesses with the wholesale drug distribution and related businesses operated by Cardinal and for the holders of shares of PCI Common Stock ("PCI Stockholders") to have a continuing equity interest in the combined Cardinal/PCI busi-nesses.

                   C. MEDIQ, as the beneficial owner of 2,875,000 shares of PCI Common Stock, desires that the Merger be consummated as soon as practicable.

                   D.  PCI and Cardinal intend that the Merger
         constitute a tax-free "reorganization" within the meaning of
         Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) thereof.

                   E. The parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

                   F. The respective Boards of Directors of Cardinal, Subcorp, PCI and MEDIQ have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.







                                    AGREEMENT

                   Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:



                                    ARTICLE I

                                    THE MERGER

                   1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into PCI as soon as practicable following the satisfaction or waiver of the conditions set forth in Article
         VI. Following the Merger, the separate corporate existence of Subcorp shall cease and PCI shall continue its existence under the laws of the State of Delaware. PCI, in its capacity as the corporation surviving the Merger, is hereinafter sometimes re-ferred to as the "Surviving Corporation."

                   1.2 Effective Time. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 251(c) of the DGCL.
         The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Sec-retary of State or at such later time as shall be specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Cardinal, 5555 Glendon Court, Dublin, Ohio 43016, or such other place as the parties may agree on a date (the "Closing Date") specified by Cardinal, which date shall be within ten business days following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived.

                   1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

                   1.4 Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that at the Effective Time
         (i) the Certificate of Incorporation of the Surviving Corpora-tion as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provi-sions, and only the provisions, contained immediately prior thereto in the Certificate of Incorporation of Subcorp, except for Article I thereof which shall continue to read "The name of









         the corporation is 'PCI Services, Inc.'", and (ii) the By-laws of Subcorp in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation; in each case until amended in accordance with applicable law.

                   1.5 Directors and Officers. From and after the Ef-fective Time, the officers of PCI shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. On or prior to the Closing Date, PCI shall deliver to Cardinal evidence satisfactory to Cardinal of the resignations of the directors of PCI, such resignations to be effective as of the Effective Time.

                   1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of PCI, or (b) otherwise carry out the provisions of this Agreement, PCI and its officers and directors shall be deemed to have granted to the Surviving Cor-poration an irrevocable power of attorney to execute and de-liver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and di-rectors of the Surviving Corporation are authorized in the name of PCI or otherwise to take any and all such action.



                                    ARTICLE II

                             CONVERSION OF SECURITIES

                   2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Cardinal, Subcorp or PCI:

                   (a) Each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation.
              Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviv-ing Corporation.









                   (b) Each share of PCI Common Stock issued and out-standing immediately prior to the Effective Time shall be converted into and represent a number of Cardinal Common Shares equal to the Exchange Ratio (as defined below).

                   (c) Each share of capital stock of PCI held in the treasury of PCI shall be cancelled and retired and no pay-ment shall be made in respect thereof.

                   2.2 Exchange Ratio; Fractional Shares. The "Ex-change Ratio" shall equal (i) if Cardinal has not made an Ad-justment Election (as defined in Section 7.1(d)), .336 or (ii) if Cardinal has made an Adjustment Election, then the product of (x) .336 and (y) the quotient obtained by dividing 58.12 by the average of the closing prices of Cardinal Common Shares as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE Composite Tape") on each of the last 15 trading days ending on the sixth trading day prior to the meeting of PCI Stockholders at which the vote to approve the Merger occurs (the "Average Share Price"). No certificates for fractional Cardinal Common Shares shall be issued as a result of the conversion provided for in Section 2.1(b). To the extent that an outstanding share of PCI Common Stock would otherwise have become a fractional Cardinal Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for PCI Common Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (de-termined with reference to the closing price of Cardinal Common Shares on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of PCI Common Stock shall be surrendered for the account of the same holder, the number of Cardinal Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. In the event that prior to the Effective Time Cardinal shall declare a stock dividend or other distribution payable in Cardinal Common Shares or securities convertible into Cardinal Common Shares, or effect a stock split, reclas-sification, combination or other change with respect to Cardinal Common Shares, the Exchange Ratio set forth in this
         Section 2.2 shall be appropriately adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.











                   2.3  Exchange of Certificates.

                   (a) Exchange Agent. Promptly following the Effec-tive Time, Cardinal shall deposit with Boatmen's Trust Company or such other exchange agent as may be designated by Cardinal (the "Exchange Agent"), for the benefit of PCI Stockholders, for exchange in accordance with this Section 2.3, certificates representing Cardinal Common Shares issuable pursuant to
         Section 2.1 in exchange for outstanding shares of PCI Common Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.2 (such Cardinal Common Shares and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

                   (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Cer-tificates") which immediately prior to the Effective Time rep-resented outstanding shares of PCI Common Stock whose shares were converted into the right to receive Cardinal Common Shares pursuant to Section 2.1(b) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Cardinal may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Cardinal Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly ex-ecuted letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a cer-tificate representing that whole number of Cardinal Common Shares which such holder has the right to receive pursuant to
         Section 2.1 and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of PCI Common Stock. In the event of a transfer of ownership of shares of PCI Common Stock which is not registered on the transfer records of PCI, a certificate representing the proper number of Cardinal Common Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of









         PCI Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evi-dence and effect such transfer and to evidence that any appli-cable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as pro-vided in this Article II.

                   (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agree-ment, no dividends or other distributions declared or made af-ter the Effective Time with respect to Cardinal Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash pay-ment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Appli-cable Laws (as defined in Section 4.9), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Cardinal Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Effective Time theretofore payable with respect to such whole Cardinal Common Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Cardinal Common Shares, less the amount of any withholding taxes which may be required thereon.

                   (d) No Further Ownership Rights in PCI Common Stock. All Cardinal Common Shares issued upon surrender of Certifi-cates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of PCI Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of PCI of shares of PCI Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and ex-changed as provided in this Section 2.3. Certificates sur-rendered for exchange by any person constituting an "affiliate" of PCI for purposes of Rule 145(c) under the Securities Act of









         1933, as amended (the "Securities Act"), shall not be exchanged until Cardinal has received written undertakings from such person in the form attached hereto as Exhibit A.

                   (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to PCI Stockhold-ers for six months after the Effective Time shall be delivered to Cardinal, upon demand thereby, and holders of shares of PCI Common Stock who have not theretofore complied with this Sec-tion 2.3 shall thereafter look only to Cardinal for payment of any claim to Cardinal Common Shares, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in re-spect thereof.

                   (f) No Liability. None of Cardinal, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of PCI Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certifi-cates shall not have been surrendered prior to seven years af-ter the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, any cash in lieu of frac-tional shares or any dividends or distributions with respect to whole shares of PCI Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Gov-ernmental Authority (as defined in Section 3.4)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Cardinal, free and clear of all claims or interest of any person previously entitled thereto.

                   (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as di-rected by Cardinal, on a daily basis. Any interest and other income resulting from such investments shall be paid to Cardinal upon termination of the Exchange Fund pursuant to
         Section 2.3(e).

                   2.4  Treatment of Stock Options.

                   (a) Prior to the Effective Time, Cardinal and PCI shall take all such actions as may be necessary to cause each unexpired and unexercised option under stock option plans of PCI in effect on the date hereof which has been granted to current or former directors, officers or key employees of PCI by PCI (each, an "PCI Option") to be automatically converted at the Effective Time into an option (a "Cardinal Exchange Option") to purchase that number of Cardinal Common Shares equal to the number of shares of PCI Common Stock issuable









         immediately prior to the Effective Time upon exercise of the PCI Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding PCI Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such PCI Option immediately before the Effective Time (including, without limitation, to the extent provided as of the date hereof in the plans and agreements covering such PCI Options (copies of which have been provided to PCI or filed as exhibits to the PCI SEC Documents (as defined in Section 4.7)), the ability to exercise such Cardinal Exchange Options through "cashless exercises"); provided that with respect to any PCI Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner sat-isfying the requirements of Section 424(a) of the Code. In connection with the issuance of Cardinal Exchange Options, Cardinal shall (i) reserve for issuance the number of Cardinal Common Shares that will become subject to Cardinal Exchange Op-tions pursuant to this Section 2.4 and (ii) from and after the Effective Time, upon exercise of Cardinal Exchange Options, make available for issuance all Cardinal Common Shares covered thereby, subject to the terms and conditions applicable thereto.

                   (b) PCI agrees to issue treasury shares of PCI, to the extent available, upon the exercise of PCI Options prior to the Effective Time.

                   (c) Cardinal agrees to file with the Securities and Exchange Commission (the "Commission") within one month after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register Cardinal Common Shares issuable upon exercise of the Cardinal Exchange Options and use its reasonable efforts to cause such registra-tion statement to remain effective until the exercise or expi-ration of all of such Cardinal Exchange Options.



                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP

                   In order to induce PCI and MEDIQ to enter into this Agreement, Cardinal and Subcorp hereby represent and warrant to PCI and MEDIQ that the statements contained in this Article III are true, correct and complete.










                   3.1 Organization and Standing. Each of Cardinal and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its busi-ness as and where now owned, leased, used, operated and con-ducted. Each of Cardinal and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Cardinal. Cardinal is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation, as amended and restated (the "Cardinal Articles"), or Code of Regulations, as amended and restated, and Subcorp is not in default in the performance, observance or fulfillment of any provisions of its Certificate of Incorpora-tion or Bylaws.

                   3.2 Corporate Power and Authority. Each of Cardinal and Subcorp has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contem-plated hereby have been duly authorized by all necessary corpo-rate action on the part of each of Cardinal and Subcorp. This Agreement has been duly executed and delivered by each of Cardinal and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and Cardinal enforceable against each of them in accordance with its terms.

                   3.3 Capitalization of Cardinal. As of July 22, 1996, Cardinal's authorized capital stock consisted solely of
         (a) 100,000,000 common shares, without par value ("Cardinal Common Shares"), of which (i) 63,989,830 shares were issued and outstanding, (ii) 223,098 shares were issued and held in treasury (which does not include the shares reserved for issu-ance as set forth in clause (a)(iii) below) and (iii) 5,264,145 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Cardinal, (b) 5,000,000 Class B common shares, without par value ("Cardinal Class B Common Shares"), none of which was issued and outstanding or reserved for issu-ance, and (c) 500,000 Non-Voting Preferred Shares, without par value, none of which was issued and outstanding or reserved for issuance. Each outstanding share of Cardinal capital stock is, and all Cardinal Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Cardinal









         capital stock has not been, and all Cardinal Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the first sentence hereof or in Section 3.3 to the disclosure schedule (the "Cardinal Dis-closure Schedule") delivered by Cardinal to PCI and dated the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issu-ance, sale or transfer by Cardinal of any equity securities of Cardinal, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Cardinal.

                   3.4 Conflicts, Consents and Approval. Neither the execution and delivery of this Agreement by Cardinal or Subcorp nor the consummation of the transactions contemplated hereby will:

                   (a) conflict with, or result in a breach of any pro-vision of the Cardinal Articles or Code of Regulations, as amended and restated, of Cardinal or the Certificate of Incorporation or Bylaws of Subcorp;

                   (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, se-curity interest, charge or encumbrance upon any of the properties or assets of Cardinal or any of its subsidiar-ies under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, li-cense, contract, undertaking, agreement, lease or other instrument or obligation to which Cardinal or any of its subsidiaries is a party;

                   (c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to Cardinal or any of its subsidiaries or their respective properties or as-sets; or

                   (d) require any action or consent or approval of, or review by, or registration or filing by Cardinal or any of its affiliates with any third party or any local, domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body,










              agency, instrumentality or authority (a "Governmental Au-thority"), other than (i) authorization for inclusion of the Cardinal Common Shares to be issued in the Merger and the transactions contemplated hereby (including upon exercise of the Cardinal Exchange Options) on the NYSE, subject to official notice of issuance, (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agree-ment, (v) consents or approvals of any Governmental Authority set forth in Section 3.4 to the Cardinal Disclosure Schedule;

         except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a mate-rial adverse effect on Cardinal.

                   3.5  Brokerage and Finder's Fees.  Except for
         Cardinal's obligation to Smith Barney Inc. ("Smith Barney"), neither Cardinal nor any shareholder, director, officer or em-ployee thereof, has incurred or will incur on behalf of Cardinal, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

                   3.6 Accounting Matters. Neither Cardinal nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by PCI or any of its affiliates) would prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes.

                   3.7 Cardinal SEC Documents. Cardinal has timely filed with the Commission all forms, reports, schedules, state-ments and other documents required to be filed by it since December 31, 1991 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such documents, as supplemented and amended since the time of filing, collec-tively, the "Cardinal SEC Documents"). The Cardinal SEC Docu-ments, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively)
         (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading,









         and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Cardinal included in the Cardinal SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in ac-cordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unau-dited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated finan-cial position of Cardinal and its consolidated subsidiaries as at the dates thereof and the consolidated results of their op-erations and cash flows for the periods then ended.

                   3.8 Registration Statement. None of the information provided by Cardinal for inclusion in the registration state-ment on Form S-4 to be filed with the Commission by Cardinal under the Securities Act, including the prospectus relating to Cardinal Common Shares to be issued in the Merger and the proxy statement and form of proxy relating to the vote of PCI Stockholders with respect to the Merger (as amended, supplemented or modified, the "Proxy Statement") contained therein (such registration statement as amended, supplemented or modified, the "Registration Statement"), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any mate-rial fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Proxy Statement, except for such portions thereof that relate only to PCI or MEDIQ, will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act, as applicable.



                                    ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF PCI

                   In order to induce Subcorp and Cardinal to enter into this Agreement, PCI hereby represents and warrants to Cardinal and Subcorp that the statements contained in this Article IV are true, correct and complete.









                   4.1 Organization and Standing. PCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority (corporate and other) to own, lease, use and operate its prop-erties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of PCI and its subsidiaries is duly qualified to do business and in good standing in each jurisdiction listed in Section 4.2 to the dis-closure schedule (the "PCI Disclosure Schedule") delivered by PCI to Cardinal and dated the date hereof, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on PCI. PCI is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation, as amended and restated, or Bylaws.

                   4.2 Subsidiaries. PCI does not own, directly or indirectly, any equity or other ownership interest in any cor-poration, partnership, joint venture or other entity or en-terprise, except for the subsidiaries as set forth in Section
         4.2 to the PCI Disclosure Schedule.  Except as set forth in
         Section 4.2 to the PCI Disclosure Schedule, PCI is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity. PCI owns directly or indirectly each of the outstanding shares of capital stock (or other own-ership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of PCI's subsidiaries. Except as set forth in Section 4.2 to the PCI Disclosure Schedule, each of the outstanding shares of capital stock of each of PCI's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by PCI free and clear of all liens, pledges, secu-rity interests, claims or other encumbrances. The following information for each subsidiary of PCI is set forth in Section
         4.2 to the PCI Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2 to the PCI Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or trans-fer of any securities of any subsidiary of PCI, nor are there









         outstanding any securities which are convertible into or ex-changeable for any shares of capital stock of any subsidiary of PCI; and no subsidiary of PCI has any obligation of any kind to issue any additional securities or to pay for securities of any subsidiary of PCI or any predecessor thereof.

                   4.3 Corporate Power and Authority. PCI has all req-uisite corporate power and authority to enter into this Agree-ment and, subject to authorization of the Merger and the trans-actions contemplated hereby by PCI Stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PCI, subject to authorization of the Merger and the transactions contemplated hereby by PCI Stockholders. This Agreement has been duly ex-ecuted and delivered by PCI and constitutes the legal, valid and binding obligation of PCI enforceable against it in ac-cordance with its terms.

                   4.4 Capitalization of PCI. As of July 23, 1996, PCI's authorized capital stock consisted solely of (a) 25,000,000 shares of common stock, $0.001 par value per share ("PCI Common Stock"), of which (i) 6,211,250 shares were issued and outstanding, (ii) 715,000 shares were issued and held in treasury (which does not include the shares reserved for issu-ance set forth in clause (iii) below) and (iii) 470,000 shares were reserved for issuance upon the exercise or conversion of outstanding options, warrants or convertible securities granted or issued by PCI with an average weighted exercise price of $10.3032, and (b) 10,000,000 shares of preferred stock, $0.001 par value per share ("PCI Preferred Stock"), none of which was issued and outstanding or reserved for issuance. Each out-standing share of PCI capital stock is duly authorized and val-idly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof, or in Section
         4.4 to the PCI Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of PCI by PCI, nor are there outstanding any securi-ties which are convertible into or exchangeable for any shares of capital stock of PCI; and PCI has no obligation of any kind to issue any additional securities or to pay for securities of PCI or any predecessor. The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in compliance with federal and state securities laws. Section
         4.4 to the PCI Disclosure Schedule accurately sets forth the names of, and the number of shares issuable upon exercise of









         PCI Options, and the exercise price with respect thereto and the number of options and warrants held by, all holders of options or warrants to purchase PCI capital stock. Except as set forth in Section 4.4 to the PCI Disclosure Schedule, PCI has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity.

                   4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by PCI, nor the con-summation of the transactions contemplated hereby will:

                   (a) conflict with, or result in a breach of any pro-vision of the Certificate of Incorporation, as amended and restated, or Bylaws of PCI;

                   (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, se-curity interest, charge or encumbrance upon any of the properties or assets of PCI or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instru-ment or obligation to which PCI or any of its subsidiaries is a party;

                   (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to PCI or any of its subsidiaries or any of their respective properties or assets; or

                   (d) require any action or consent or approval of, or review by, or registration or filing by PCI or any of its affiliates with any third party or any Governmental Au-thority, other than (i) authorization of the Merger and the transactions contemplated hereby by PCI Shareholders,
              (ii) actions required by the HSR Act, (iii) registrations or other actions required under federal and state securi-ties laws as are contemplated by this Agreement and (iv) consents or approvals of any Governmental Authority set forth in Section 4.5 to the PCI Disclosure Schedule.

         except in the case of (b) for any of the foregoing that are set forth in Section 4.5 to the PCI Disclosure Schedule, and in the










         case of (b) (solely with respect to items other than those re-lating to indebtedness of PCI or its subsidiaries), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on PCI.

                   4.6 No Material Adverse Change. Except as set forth in Section 4.6 to the PCI Disclosure Schedule, since September 30, 1995, PCI has conducted its business in the ordinary course, consistent with past practice, and there has been no
         (i) material adverse change in the assets, liabilities, pros-pects, results of operations, business or financial condition of PCI and its subsidiaries taken as a whole or (ii) material adverse effect on the ability of PCI to consummate the trans-actions contemplated hereby.

                   4.7 PCI SEC Documents. PCI has timely filed with the Commission, and has heretofore delivered to Cardinal true, correct and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1991 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "PCI SEC Documents"). The PCI SEC Documents, including, without limitation, any financial state-ments or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respec-tively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of PCI in-cluded in the PCI SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regu-lations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (ex-cept as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Com-mission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consoli-dated financial position of PCI as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.











                   4.8 Taxes. PCI has duly filed all federal, and state, local and foreign income, franchise, material excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by PCI prior to the date hereof. All of the foregoing returns and reports are true and correct (except for such inaccuracies which are individually, or in the aggregate, not material), and PCI has paid or, prior to the Effective Time, will pay all taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports or shown as due to any federal, state, foreign, local or other taxing author-ity. PCI has paid or made adequate provision in the financial statements of PCI included in the PCI SEC Documents for all taxes payable in respect of all periods ending on or prior to June 30, 1996. Neither PCI nor any of its subsidiaries will have any material liability for any taxes in excess of the amounts so paid or reserves so established and neither PCI nor any of its subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge and none of them has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. No deficiencies for any tax, assessment or govern-mental charge have been proposed in writing, asserted or as-sessed (tentatively or definitely) to PCI or any of its subsid-iaries, in each case, by any taxing authority, against PCI or any of its subsidiaries for which there are not adequate re-serves. Except as set forth in Section 4.8 to the PCI Disclo-sure Schedule, neither PCI nor any of its subsidiaries is the subject of any tax audit. Except as set forth in Section 4.8 to the PCI Disclosure Schedule, as of the date of this Agree-ment, there are no pending requests for waivers of the time to assess any such tax, other than those made in the ordinary course and for which payment has been made or there are ade-quate reserves. Except as set forth in Section 4.8 to the PCI Disclosure Schedule, the federal income tax returns of PCI and its subsidiaries have been audited by the Internal Revenue Ser-vice through the fiscal year ending September 30, 1993. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes including interest and penalties thereon. PCI has not filed an election under
         Section 341(f) of the Code to be treated as a consenting corpo-ration.

                   4.9  Compliance with Law.  Except as set forth in
         Section 4.9 to the PCI Disclosure Schedule, PCI is in compli-ance with, and at all times since December 31, 1991 has been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments,










         decisions or orders entered by any Governmental Authority (col-lectively, "Applicable Laws") relating to PCI or its business or properties, including, without limitation, laws regarding the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act, any federal or state Pharmacy Practice Acts, the Good Manufacturing Practices standards of the Food and Drug Administration, Controlled Substance Acts, Dangerous Drugs Acts and Food, Drug and Cosmetic Acts, the Occupational Safety and Health Act and the regulations promulgated thereunder ("OSHA") and all rules of professional conduct applicable to PCI or by which any of its properties are bound or subject, except where the failure to be in compliance therewith would not have a ma-terial adverse effect on PCI. PCI has heretofore provided Cardinal with copies of all citations heretofore issued to PCI under OSHA and made available copies of all material correspondence from and to the Occupational Safety and Health Administration or any other Governmental Authority.

                   4.10  Intellectual Property.

                   (a)  Set forth in Section 4.10 to the PCI Disclosure
         Schedule is a true and complete list of (i) all of PCI's for-eign and domestic material patents, patent applications, inven-tion disclosures, trademarks, service marks, tradenames (and any registrations or applications for registration for any of the foregoing) and all material design right and copyright ap-plications and registrations and (ii) all material agreements to which PCI is a party which concern any of the Intellectual Property ("Intellectual Property" shall mean all intellectual property or other proprietary rights of every kind, including, without limitation, all domestic or foreign patents, patent applications, inventions (whether or not patentable), pro-cesses, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks and trademark applications and registrations, service marks and service mark applications and registrations, trade names, trade dress, copyright registrations, design rights, customer lists, marketing and customer information, mask works rights, know-how, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof). Other than the Intellectual Property set forth in Section 4.10 to the PCI Disclosure Schedule, no name, patent, invention, trade se-cret, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, subli-cense, or other such right is necessary for the operation of the business of PCI in substantially the same manner as such business is presently or proposed to be conducted. Except as set forth in Section 4.10 to the PCI Disclosure Schedule, to the knowledge of PCI, (i) PCI owns, free and clear of any liens, claims or encumbrances, the Intellectual Property and









         has the exclusive right to bring actions for the infringement thereof; (ii) all of the patents, trademark registrations, ser-vice mark registrations, and design right registrations, and copyright registrations included in the Intellectual Property are valid (other than, in each case, defects which are immate-rial with respect to such Intellectual Property); (iii) the In-tellectual Property does not infringe and has not infringed any now existing or subsequently issued domestic or foreign patent, trademark, service mark, tradename, copyright, design right or other intellectual property or proprietary right; (iv) no per-son or entity has asserted to PCI that, with respect to the Intellectual Property, PCI or a licensee of PCI is infringing or has infringed any domestic or foreign patent, trademark, service mark, tradename, or copyright or design right, or has misappropriated or improperly used or disclosed any trade se-cret, confidential information or know-how; (v) PCI has no in-formation which would form the basis for any belief that any of the Intellectual Property, or its use or operation, infringe, or have infringed, any foreign or domestic patent, trademark, service mark, tradename or copyright of any entity or have in-volved the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any entity; (vi) all working requirements and all fees, annuities, and other payments which are due from PCI on or before the ef-fective date of this Agreement for any of the Intellectual Property, including, without limitation, all material foreign or domestic patents, patent applications, trademarks registra-tions, service mark registrations, copyright registrations and any applications for any of the preceding, have been met or paid; (vii) the claims made in the material foreign or domestic patents and patent applications that are a part of the Intel-lectual Property are not dominated by claims of patents owned by other persons or entities; (viii) the making, using, sell-ing, manufacturing, marketing, licensing, reproduction, distri-bution, or publishing of any process, machine, manufacture, composition of matter, or material pursuant to any part of the Intellectual Property, does not and will not infringe any do-mestic or foreign patent, trademark, service mark, tradename, copyright or other intellectual property right; (ix) no unex-pired foreign or domestic patents or patent applications exist that are adverse to the material interests of PCI; (x) the In-tellectual Property is not the subject of any pending Action;
         (xi) no part of the Intellectual Property was obtained through inequitable conduct or fraud in the United States Patent and Trademark Office or any foreign governmental entity; (xii) PCI is not aware of any (a) prior act that would adversely affect, void or invalidate any of the Intellectual Property or (b) con-duct or use by PCI or any third party that would adversely af-fect, void or invalidate any of the Intellectual Property;










         (xiii) the execution, delivery and performance of this Agree-ment by PCI, and the consummation of the transactions contem-plated thereby, will not breach, violate or conflict with any instrument or agreement governing or contained within any of the Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termina-tion of any of the Intellectual Property or materially impair the right of Cardinal or Subcorp to use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property; (xiv) there are no material royalties, honoraria, fees or other payments payable to any third party by reason of the ownership, use, license, sale or disposition of the Intellectual Property; (xv) no part of the source or object code, algorithms or structure included in any of the Intel-lectual Property is copied from, based upon, or derived from any source or object code, algorithm or structure included in any computer software product owned by any third party nor does any substantial similarity of any of such source or object code, algorithms or structure to any computer software product owned by any third party result from such source or object code, algorithms or structure being copied from, based upon or derived from any computer software product owned by any third party; and (xvi) no software included in the Intellectual Prop-erty contains any "Self-Help Code," i.e., any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of any unauthorized person, or, to PCI's knowledge, any "Unauthorized Code," i.e., any vi-rus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, disable, erase, or otherwise harm software, hardware, or data or to per-form any other such actions.

                   (b) PCI has taken all reasonably appropriate steps to safeguard and maintain the secrecy and confidentiality of all trade secrets contained in the Intellectual Property.

                   (c) PCI has taken all reasonably appropriate steps to safeguard and maintain all copyrights and patents contained in the Intellectual Property.

                   4.11 Title to and Condition of Properties. PCI owns or holds under valid leases all real property, plants, machin-ery and equipment necessary for the conduct of the business of PCI as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a material adverse effect on PCI. Section 4.11 to the PCI Disclosure Schedule lists, and PCI has furnished to Cardinal, copies of all third party and internal environmental or other










         reports prepared by or for PCI with respect to the real property owned, leased or used by PCI in PCI's possession.

                   4.12 Registration Statement; Proxy Statement. None of the information provided by PCI for inclusion in the Regis-tration Statement at the time it becomes effective or, in the case of the Proxy Statement, at the date of mailing, will con-tain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circum-stances under which they were made, not misleading. The Regis-tration Statement and Proxy Statement, except for such portions thereof that relate only to Cardinal and its subsidiaries, will each comply as to form in all material respects with the provi-sions of the Securities Act and the Exchange Act, as applicable.

                   4.13  Litigation.  Except as set forth in Section
         4.13 to the PCI Disclosure Schedule, there is no suit, claim, action, proceeding or investigation (an "Action) pending or, to the knowledge of PCI (or its officers or directors), threatened against PCI or any officer or director of PCI which, individu-ally or in the aggregate, if adversely determined, would have a material adverse effect on PCI or a material adverse effect on the ability of PCI to consummate the transactions contemplated hereby. PCI is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen by PCI, would have a ma-terial adverse effect on PCI or a material adverse effect on the ability of PCI to consummate the transactions contemplated hereby. Except as set forth in Section 4.13 to the PCI Disclo-sure Schedule, since December 31, 1991, (i) there has not been any Action asserted, or to the knowledge of PCI, threatened against PCI relating to PCI's method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of PCI and (ii) PCI has not been sub-ject to any outstanding order, writ, injunction or decree re-lating to PCI's method of doing business or its relationship with past, existing or future lessees, users, purchasers or licensees of any Intellectual Property, goods or services of PCI.

                   4.14 Brokerage and Finder's Fees; Expenses. Except for PCI's obligations to Lehman Brothers ("Lehman") (a copy of the written agreement relating to such obligations having pre-viously been provided to Cardinal), neither PCI nor any director, officer, employee or (to the knowledge of PCI) stockholder thereof, has incurred or will incur on behalf of PCI, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Section 4.14









         to the PCI Disclosure Schedule discloses the maximum aggregate amount of all fees and expenses which will be paid or will be payable by PCI to all attorneys, accountants and investment bankers in connection with the Merger ("Merger Fees").

                   4.15 Accounting Matters. Neither PCI nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Cardinal or any of its affiliates) would prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes.

                   4.16  Employee Benefit Plans.

                   (a) For purposes of this Section 4.16, the following terms have the definitions given below:

                        "Controlled Group Liability" means any and all
                   liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

                        "ERISA" means the Employee Retirement Income
                   Security Act of 1974, as amended, and the regulations thereunder.

                        "ERISA Affiliate" means, with respect to any
                   entity, trade or business, any other entity, trade or business that is a member of a group described in
                   Section 414(b), (c), (m) or (o) of the Code or Sec-tion 4001(b)(1) of ERISA that includes the first en-tity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                        "Foreign Plan" means a Plan providing compensa-
                   tion or benefits to any employee who is, or former employee who was, employed outside the United States, or any beneficiary or dependent thereof.

                        "Plans" means all employment agreements and all
                   employee benefit plans, programs, policies, prac-tices, and other arrangements providing incentive compensation, pension, profit sharing, deferred com-pensation, stock option, medical, dental, disability









                   or life insurance benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by PCI or any of its subsidiaries or to which PCI or any of its subsidiaries contributes or is obligated to con-tribute. Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

                        "Withdrawal Liability" means liability to a Mul-
                   tiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

                   (b) Section 4.16(b) to the PCI Disclosure Schedule lists all Plans, and specifically identifies those Plans that are Foreign Plans. With respect to each Plan, PCI has made available to Cardinal a true, correct and complete copy of:
         (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles;
         (ii) the most recent Annual Report (Form 5500 Series) and ac-companying schedule, if any; (iii) the current summary plan description or corresponding filing with respect to any Foreign Plan, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the IRS, if any.

                   (c) Except as set forth in Section 4.16(c) to the PCI Disclosure Schedule, the Internal Revenue Service has is-sued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of
         Section 401(a) of the Code (a "Qualified Plan") and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Quali-fied Plan or the related trust. Each Plan that is intended to be tax-qualified or registered in any non-U.S. jurisdiction is so qualified or registered. Each Foreign Plan that is intended to qualify for any favorable tax status or treatment meets all requirements for such status or treatment.

                   (d) All contributions required to be made to any Plan by Applicable Laws or by any plan document or other con-tractual undertaking, and all premiums due or payable with re-spect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full









         and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected in the PCI SEC Documents filed or to be filed with the Commission.

                   (e) Except as set forth in Section 4.16(c) to the PCI Disclosure Schedule, PCI and its subsidiaries have com-plied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regula-tions applicable to the Plans. Except as set forth in Section 4.16(c), with respect to each Foreign Plan, PCI and its subsid-iaries have complied, and are now in compliance, in all material respects with all laws and regulations applicable to such Foreign Plans. Except as set forth in Section 4.16(c) to the PCI Disclosure Schedule, each Plan has been operated in compliance with its terms. There is not now, and there are no existing, circumstances that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of PCI or any of its subsidiaries under ERISA or the Code or, with respect to a Foreign Plan, any other law or regulation applicable to such Foreign Plan.

                   (f) Except as set forth in Section 4.16(f) to the PCI Disclosure Schedule, no Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiem-ployer Plan") or a plan that has two or more contributing spon-sors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has PCI or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years be-fore the date hereof, contributed to or been obligated to con-tribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan, except as set forth in
         Section 4.16(f) to the PCI Disclosure Schedule: (i) neither PCI nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; (ii) if PCI or any of its ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no Withdrawal Liability would be incurred; and (iii) neither PCI nor any ERISA Affili-ate has received any notification, nor has any reason to be-lieve, that any such plan is in reorganization, has been termi-nated, or may reasonably be expected to be in reorganization or to be terminated. No Plan (other than a Multiemployer Plan) is subject to Title IV of ERISA, and no Plan has any accumulated funding deficiency, whether or not waived.

                   (g) There does not now exist, and there are no ex-isting circumstances that could result in, any Controlled Group









         Liability that would be a material liability of PCI or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither PCI nor any of its sub-sidiaries nor any of their respective ERISA Affiliates has en-gaged in any transaction described in Section 4069 or Section 4204 of ERISA.

                   (h) Except for health continuation coverage as re-quired by Section 4980B of the Code or Part 6 of Title I of ERISA and as disclosed in Section 4.16(h) to the PCI Disclosure Schedule, neither PCI nor any of its subsidiaries has any li-ability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

                   (i) Except as set forth in Section 4.16(i) to the PCI Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions con-templated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of PCI or any of its subsidiaries. Without limiting the generality of the foregoing and except as set forth in Section 4.16(i) to the PCI Disclosure Schedule, no amount paid or payable by PCI or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess para-chute payment" within the meaning of Section 280G of the Code.

                   (j) There are no pending claims or claims threatened in writing (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the as-sets of any of the trusts under any of the Employee Plans which could reasonably be expected to result in any material li-ability of PCI or any of its subsidiaries to the Pension Ben-efit Guaranty Corporation, the Department of Treasury, the De-partment of Labor or any multiemployer plan.

                   (k) Section 4.16(k) to the PCI Disclosure Schedule sets forth the names of all directors and officers of PCI, the total salary, bonus, fringe benefits and perquisites each re-ceived in the fiscal year ended September 30, 1995, and any changes to the foregoing which have occurred subsequent to Sep-tember 30, 1995; Section 4.16(k) to the PCI Disclosure Schedule also lists and describes the current compensation of any other employee of PCI whose fiscal year 1995 salary and bonus ex-ceeded $100,000 annually and any other employee who is substan-tially certain to receive in excess of $100,000 in salary and bonus in fiscal year 1996. Except as disclosed in Section









         4.16(k) to the PCI Disclosure Schedule, there are no other ma-terial forms of compensation paid to any such director, officer or employee of PCI. Except as set forth in Section 4.16(k) to the PCI Disclosure Schedule, no officer, director, or employee of PCI or any other affiliate of PCI, or any immediate family member of any of the foregoing, provides or causes to be pro-vided to PCI any material assets, services or facilities and PCI does not provide or cause to be provided to any such of-ficer, director, employee or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities.

                   4.17 Contracts. Section 4.17 to the PCI Disclosure Schedule lists all written or oral contracts, agreements, guar-antees, leases and executory commitments (each a "Contract") to which PCI is a party and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of PCI's business, (b) joint venture, partnership and like agreements, (c) Contracts which are service contracts (ex-cluding contracts for delivery services entered into in the ordinary course of business) or equipment leases involving pay-ments by PCI of more than $200,000 per year, (d) Contracts con-taining covenants purporting to limit the freedom of PCI to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which after the Effective Time would have the effect of limit-ing the freedom of Cardinal or its subsidiaries (other than PCI and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individu-als, (f) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchas-ing relationships of PCI or any lessee thereof, (g) Contracts relating to any outstanding commitment for capital expenditures in excess of $250,000, (h) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $175,000 and not cancellable by PCI (without premium or penalty) within one month, (i) Contracts with any labor organization, (j) inden-tures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of $250,000, letters of credit or other agreements or instruments of PCI or commitments for the borrow-ing or the lending of amounts in excess of $250,000 or by PCI or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of PCI, (k) Con-tracts involving annual revenues or expenditures to the busi-ness of PCI in excess of 1.0% of PCI's annual revenues, (l) Contracts providing for "earn-outs" or other contingent pay-ments involving more than $20,000 over the term of the Contract and (m) Contracts with or for the benefit of any affiliate of PCI or MEDIQ or immediate family member thereof (other than









         subsidiaries of PCI). All such Contracts are valid and binding obligations of PCI and, to the knowledge of PCI, the valid and binding obligation of each other party thereto except such Con-tracts which if not so valid and binding would not, individu-ally or in the aggregate, have a material adverse effect on PCI. Neither PCI nor, to the knowledge of PCI, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under, any such Contract except such violations or defaults under such Contracts which, individually or in the aggregate, would not have a material adverse effect on PCI.

                   4.18 Accounts Receivable. All accounts and notes receivable (including lease and finance notes receivable) and accrued interest receivable of PCI have arisen in the ordinary course of business and the accounts receivable reserves re-flected on the balance sheet as of March 31, 1996 included in the PCI SEC Documents are as of such date established in ac-cordance with generally accepted accounting principles con-sistently applied and to the best knowledge of PCI will be col-lectible, in the aggregate, in an amount not less than the amounts thereof carried on the balance sheet as of such date included in the PCI SEC Documents, net of any reserves included thereon, as applicable, except for any uncollectable amount which, individually or in the aggregate, would not have a mate-rial adverse effect on PCI.

                   4.19  Labor Matters.  Except as set forth in Section
         4.17 to the PCI Disclosure Schedule, neither PCI nor any of its subsidiaries has any labor contracts, collective bargaining agreements or employment or consulting agreements with any per-sons employed by PCI or any persons otherwise performing ser-vices primarily for PCI or any of its subsidiaries (the "PCI Business Personnel"). Except as set forth in Section 4.19 to the PCI Disclosure Schedule, neither PCI nor any of its subsid-iaries has engaged in any unfair labor practice with respect to PCI Business Personnel, and there is no unfair labor practice complaint pending or, to the knowledge of PCI, threatened, against PCI or any of its subsidiaries with respect to PCI Business Personnel. Except as set forth in Section 4.19 to the PCI Disclosure Schedule, there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of PCI, threatened against PCI or any of its subsidiaries, and neither PCI nor any of its subsidiaries has experienced any labor strike, dispute, slowdown or stoppage or other labor difficulty involving its employees since December 31, 1991.

                   4.20 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet









         of PCI as of March 31, 1996 included in the PCI SEC Documents,
         (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section 4.20 to the PCI Disclosure Schedule, PCI does not have any liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would have a material adverse ef-fect on PCI.

                   4.21  Operation of PCI's Business; Relationships.
         (a) Since March 31, 1996 through the date of this Agreement, PCI has not engaged in any transaction which, if done after execution of this Agreement, would violate Section 5.3(c) hereof except as set forth in Section 4.21(a) to the PCI Dis-closure Schedule.

                   (b) The relationships of PCI with its customers and suppliers are satisfactory and the execution of this Agreement, the Merger and the transactions contemplated hereby to be un-dertaken by PCI will not have a material adverse effect on the relationships of PCI with such customers or suppliers, the ef-fect of which, individually or in the aggregate, would have a material adverse effect on PCI.

                   (c) Except as set forth in Section 4.21(c) to the PCI Disclosure Schedule, to the knowledge of PCI, (i) no prod-uct produced or packaged by PCI has been recalled voluntarily or involuntarily since December 31, 1991, (ii) no such recall is being considered by PCI, and (iii) no such recall is being considered by or has been requested or ordered by any PCI cus-tomer, Governmental Authority or consumer group.

                   4.22 Permits; Compliance. PCI is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, ap-provals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being con-ducted (collectively, the "PCI Permits"), and there is no Ac-tion pending or, to the knowledge of PCI, threatened regarding suspension or cancellation of any of the PCI Permits. PCI is not in conflict with, or in default or violation of, any of the PCI Permits, except for any such conflicts, defaults or vio-lations which, individually or in the aggregate, would not rea-sonably be expected to have a material adverse effect on PCI. During the period commencing on December 31, 1991 and ending on the date hereof, PCI has not received any notification with












         respect to possible conflicts, defaults or violations of Ap-plicable Laws, except for notices relating to possible con-flicts, defaults or violations, which conflicts, defaults or violations would not have a material adverse effect on PCI.

                   4.23 Product Warranties and Liabilities. Except as listed in Section 4.23 to the PCI Disclosure Schedule, PCI has no forms of warranties or guarantees of its products and ser-vices that are in effect or proposed to be used by it. Section
         4.23 to the PCI Disclosure Schedule sets forth a description of each pending or, to the knowledge of PCI, threatened Action un-der any warranty or guaranty against PCI. PCI has not in-curred, nor does PCI know or have any reason to believe there is any basis for alleging, any material liability, damage, loss, cost or expense as a result of any material defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) ("Product Liability") with respect to any product sold or services rendered by or on be-half of PCI (including any lessee thereof) prior to the Effec-tive Time, whether such Product Liability is incurred by reason of any express or implied warranty (including, without limita-tion, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provi-sion or otherwise and irrespective of whether such Product Li-ability is covered by insurance.

                   4.24  Environmental Matters.

                   (a) As used herein, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (in-cluding, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, con-taminants, or toxic or hazardous substances or wastes (col-lectively, "Hazardous Materials") into the environment, or oth-erwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, de-crees, demands or demand letters, injunctions, judgments, li-censes, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereun-der.

                   (b) Except as set forth in Section 4.24(b) to the PCI Disclosure Schedule, there are, with respect to PCI, its subsidiaries or any predecessor of the foregoing, no past or











         present violations of Environmental Laws, releases of any ma-terial into the environment, actions, activities, circum-stances, conditions, events, incidents, or contractual obliga-tions which may give rise to any common law environmental li-ability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws and none of PCI and its subsidiaries has received any notice with respect to any of the foregoing, nor is any Action pending or threatened in connec-tion with any of the foregoing.

                   (c) Other than those that are or were stored, used or disposed of in compliance with Applicable Law, no Hazardous Materials are contained on or about any real property currently owned, leased or used by PCI or any of its subsidiaries and no Hazardous Materials were released on or about any real property previously owned, leased or used by PCI during the period the property was owned, leased or used by PCI, except in the normal course of PCI's business.

                   (d) Except as set forth in Section 4.24(d) to the PCI Disclosure Schedule, there are no underground storage tanks on or under any real property owned, leased or used by PCI or any of its subsidiaries that are not in compliance with Ap-plicable Law.

                   4.25 Opinion of Financial Advisor. PCI has received the written opinion of Lehman, its financial advisor, to the effect that, as of July 23, 1996, the Exchange Ratio is fair to the PCI Stockholders from a financial point of view, PCI has heretofore provided a copy of such opinion to Cardinal and such opinion has not been withdrawn, revoked or modified.

                   4.26 Board Recommendation. The Board of Directors of PCI, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby, are fair to and in the best interests of the stockholders of PCI, and (ii) resolved to recommend that the holders of the shares of PCI Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

                   4.27  DGCL Section 203 and State Takeover Laws.
         Prior to the time this Agreement was executed, the Board of Directors of PCI has taken all action necessary to exempt under or make not subject to (x) Section 203 of the DGCL and (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or









         vote shares: (i) the execution of this Agreement, the Support/ Voting Agreements dated as of July 23, 1996 between Cardinal and certain PCI Stockholders (collectively, the "Support Agreements") and the Stock Option Agreement dated July 23, 1996 between Cardinal and MEDIQ (the "MEDIQ Option Agreement"), (ii) the Merger and (iii) the transactions contemplated hereby and by the MEDIQ Option Agreement and the Support Agreements.

                   4.28 Employment Agreements. Each of the employment agreements between PCI and Messrs. Daniel Gerner and Richard Sauter dated the date hereof (i) has been duly executed and delivered by the respective employee and (ii) as of the Effec-tive Time, shall not have been terminated since the date here-of.

                   4.29 Insurance. Except as set forth in Section 4.29 to the PCI Disclosure Schedule, PCI is presently insured, and during each of the past five calendar years has been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Except as set forth in Section 4.29 to the PCI Disclosure Schedule, the policies of fire, theft, liability and other insurance maintained with respect to the assets or busi-nesses of the Company and its subsidiaries provide adequate coverage against loss and may be continued by PCI without modi-fication or premium increase after the Effective Time and for the duration of their current terms which terms expire as set forth in Section 4.29 to the PCI Disclosure Schedule.

                   4.30  Affiliate Transactions.  Except as set forth in
         Section 4.17 to the PCI Disclosure Schedule or as contemplated by the transactions contemplated hereby, there are no Contracts or other transactions between PCI, on the one hand, and any (i) officer or director of PCI, (ii) record or beneficial owner of five percent or more of the voting securities of PCI or (iii) affiliate (as such term is defined in Regulation 12b-2 promul-gated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.



                                    ARTICLE V

                             COVENANTS OF THE PARTIES

                   The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.












                   5.1  Mutual Covenants.

                   (a) General. Each of the parties shall use its rea-sonable efforts to take all action and to do all things neces-sary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the condi-tions set forth in Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

                   (b) HSR Act. As soon as practicable, and in any event no later than ten (10) business days after the date here-of, each of the parties hereto will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Merger, will use its reasonable efforts to ob-tain an early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable; provided, however, that neither Cardinal nor any of its subsidiaries shall be required hereunder to divest or hold separate any portion of their busi-ness or assets.

                   (c) Other Governmental Matters. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, con-sents and approvals of any Governmental Authority that it may be required to give, make or obtain.

                   (d) Pooling-of-Interests. Each of the parties shall use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment for financial report-ing purposes.

                   (e) Public Announcements. Unless otherwise required by Applicable Laws or requirements of the National Association of Securities Dealers, the American Stock Exchange or the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Cardinal, MEDIQ and PCI shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.











                   (f) Intercompany Agreements. Unless otherwise specified by Cardinal prior to the Effective Time, as of the Effective Time all Contracts, agreements, arrangements or understandings between MEDIQ and PCI (other than this Agreement and those in Section 5.1(f) to the PCI Disclosure Schedule) shall be terminated without any liability to PCI.

                   5.2  Covenants of Cardinal.

                   (a) Preparation of Registration Statement. Cardinal shall, as soon as is reasonably practicable, prepare and file the Proxy Statement with the Commission on a confidential ba-sis. Cardinal shall prepare and file the Registration State-ment with the Commission as soon as is reasonably practicable following clearance of the Proxy Statement by the Commission and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registra-tion Statement through the Effective Time, including, to the extent Cardinal becomes aware of any information contained or omitted from the Registration Statement which makes any material statement contained therein false or misleading, filing the information necessary to make such statements in the Registration Statement not false or misleading. Cardinal shall use all reasonable efforts to cause the Registration Statement to register under the Securities Act all of the Cardinal Common Shares to be issued in the Merger to the PCI Stockholders (including MEDIQ). Cardinal also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Cardinal Common Shares in the Merger.

                   (b) Indemnification. From and after the Effective Time, Cardinal shall cause the Surviving Corporation (including, to the extent required, providing sufficient funding) to indemnify and hold harmless and advance expenses for the present and former officers and directors of PCI in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the PCI Certificate of In-corporation, as amended and restated, and Bylaws, in each case as in effect on the date hereof.

                   (c) Notification of Certain Matters. Cardinal shall give prompt notice to PCI of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Cardinal or Subcorp representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of Cardinal to comply with or satisfy any covenant, condition









         or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(c) shall not limit or otherwise affect the remedies available hereunder to PCI.

                   (d) Pooling Press Release. If the Effective Time occurs after December 1, 1996, then Cardinal shall use its best efforts to prepare and publicly release as soon as practicable following the end of the first full calendar month following the Effective Time a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission on Form 10-K, 10-Q or 8-K or any other public filing, statement or announcement which in-cludes the combined financial results (including combined sales and net income) of Cardinal and PCI for a period of at least 30 days of combined operations of Cardinal and PCI following the Effective Time.

                   5.3  Covenants of PCI and MEDIQ.

                   (a) PCI Stockholders Meeting. PCI shall take all action in accordance with the federal securities laws, the DGCL and its Certificate of Incorporation, as amended and restated, and Bylaws necessary to obtain the consent and approval of PCI Stockholders with respect to the Merger, this Agreement and the transactions contemplated hereby on the earliest practicable date.

                   (b) Information for the Registration Statement and Preparation of Proxy Statement. PCI and MEDIQ shall each promptly furnish Cardinal with all information concerning it as may be required for inclusion in the Registration Statement. PCI and MEDIQ shall cooperate with Cardinal in the preparation of the Registration Statement in a timely fashion and shall use all reasonable efforts to assist Cardinal in having the Registration Statement declared effective by the Commission as promptly as practicable. If at any time prior to the Effective Time, any information pertaining to PCI or MEDIQ, as the case may be, contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, PCI or MEDIQ, as the case may be, shall promptly so inform Cardinal and provide Cardinal with the information necessary to make statements contained therein not false and misleading. PCI and MEDIQ shall use all reasonable efforts to cooperate with Cardinal in the preparation and filing of the Proxy Statement with the Commission on a confidential basis and PCI shall be responsible for paying the required filing fee under the Exchange Act in connection with the initial filing of the Proxy Statement with the Commission. PCI shall use all reasonable efforts to mail at the earliest









         practicable date to PCI Stockholders the Proxy Statement, which shall include all information required under Applicable Law to be furnished to PCI Stockholders in connection with the Merger and the transactions contemplated thereby and shall include the recommendation of PCI's Board of Directors in favor of the Merger.

                   (c) Conduct of PCI's Operations. During the period from the date of this Agreement to the Effective Time, PCI shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable efforts to maintain and preserve its business organization and its mate-rial rights and franchises and to retain the services of its officers and key employees and maintain relationships with cus-tomers, suppliers, lessees, licensees and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the gen-erality of the foregoing, during the period from the date of this Agreement to the Effective Time, PCI shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) to the PCI Disclosure Schedule, without the prior writ-ten consent of Cardinal:

                   (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock,
              (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations con-vertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except (i) the issuance of shares of PCI Common Stock held in PCI's treasury pursuant to the exercise of outstanding options to purchase PCI Common Stock or (ii) to sell shares of PCI Common Stock held in PCI's treasury in order for PCI to satisfy its obligations pursuant to Section 5.1(d)), or
              (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

                  (ii) sell, transfer, lease, pledge, mortgage, encum-ber or otherwise dispose of any of its property or assets other than sales or leases of inventory or licensing of










              Intellectual Property made in the ordinary course of busi-ness;

                 (iii) make or propose any changes in its Certificate of Incorporation or Bylaws;

                  (iv) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person or, except to the extent permitted under
              Section 5.3(e), enter into any confidentiality agreement with any person other than in the ordinary course of busi-ness;

                   (v) incur, create, assume or otherwise become liable for indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become respon-sible or liable for obligations of any other individual, corporation or other entity, in excess of $100,000, in each instance, or in excess of $250,000, in the aggregate, other than pursuant to existing working capital credit lines and facilities the aggregate amount available under which has not been increased following the date hereof;

                  (vi)  create any subsidiaries;

                 (vii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termina-tion pay to, any officer, director, consultant or employee other than salary increases granted in the ordinary course of business consistent with past practice to employees who are not officers or directors of PCI, or otherwise in-crease the compensation or benefits provided to any of-ficer, director, consultant or employee except as may be required by Applicable Law or a binding written contract in effect on the date of this Agreement, and, in the case of consultants and employees, other than in the ordinary course of business consistent with past practice;

                (viii) (A) change its method of doing business other than in any immaterial respect or (B) change any method or principle of accounting in a manner that is inconsistent with past practice;

                  (ix) settle any Actions, whether now pending or here-after made or brought involving an amount in excess of $50,000;

                   (x) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any









              Contract set forth in Section 4.17 to the PCI Disclosure Schedule, any other material Contract to which PCI is a party or, except to the extent required by Applicable Law as advised by outside counsel, any confidentiality agree-ment to which PCI is a party;

                  (xi) incur or commit to any capital expenditures, obligations or liabilities in respect thereof which exceed or would exceed $100,000, individually or $1,000,000, in the aggregate (provided that in no event shall approval be required for any individual expenditure not in excess of $25,000);

                 (xii) make any material changes or modifications to any pricing policy (related discounts or fees) or invest-ment policy or enter into any new leases on terms differ-ent from those in effect in the ordinary and usual course of business, consistent with past practice;

                (xiii) pay (or agree to become obligated to pay) any Merger Fees in excess of the amount set forth in Section
              4.14 to the PCI Disclosure Schedule;

                 (xiv)  take any action to exempt or make not subject to
              (x) Section 203 of the DGCL or (y) any other state take-over law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Cardinal or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

                  (xv) take any action that would result in the repre-sentations and warranties set forth in Article IV becoming false or inaccurate;

                 (xvi) enter into or carry out any other transaction other than in the ordinary and usual course of business;

                (xvii) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

               (xviii)  agree in writing or otherwise to take any of the
              foregoing actions.

                   (d) Intellectual Property Matters. PCI shall use its best efforts to preserve its ownership rights to the Intel-lectual Property free and clear of any liens, claims or encum-brances and shall use its best efforts to assert, contest and









         prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, tradename or copyright that forms a part of the Intellectual Property or any misappropria-tion or disclosure of any trade secret, confidential informa-tion or know-how that forms a part of the Intellectual Prop-erty.

                   (e) No Solicitation. Each of PCI and MEDIQ, sever-ally and not jointly, agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' direc-tors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving PCI, or acquisition of any capital stock (other than upon exercise of outstanding PCI Options) or any material portion of the assets (except for acquisition of as-sets in the ordinary course of business consistent with past practice) of PCI, or any combination of the foregoing (a "- Competing Transaction"), or negotiate, explore or otherwise en-gage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or un-derstanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that PCI may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Trans-action if and so long as the Board or Directors of PCI deter-mines in good faith by a majority vote, based upon the advice of its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board (and so advises Cardinal) and such a proposal is, based upon written advice of Lehman (or any other nationally recognized investment banking firm), more favorable to PCI's Stockholders in the aggregate and from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transactions proposed by Cardinal in response to such Competing Transaction), and in such case the Board of Directors of PCI may withdraw its recommendation of this Agreement or the Merger (provided that the foregoing shall in no way limit or otherwise affect Cardinal's right to terminate this Agreement pursuant to
         Section 7.1(e)). PCI will immediately cease all existing ac-tivities, discussions and negotiations with any parties con-ducted heretofore with respect to any of the foregoing. From and after the execution of this Agreement, each of PCI and









         MEDIQ shall immediately advise Cardinal in writing of the re-ceipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof) and promptly furnish to Cardinal a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto.

                   (f) Affiliates of PCI. PCI shall cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of PCI for purposes of Rule 145 under the Securities Act, to execute and deliver to Cardinal no less than 45 days prior to the date of the meeting of PCI Stockholders to approve the Merger, the written undertakings in the form at-tached hereto as Exhibit A. On or prior to such date, outside counsel for PCI shall provide Cardinal with a letter (reasonably satisfactory to counsel to Cardinal) specifying all of the persons or entities who, in such counsel's view, may be deemed to be "affiliates" of PCI under the preceding sentence.

                   (g) Access. From and after the date of this Agree-ment until the Effective Time (or the termination of this Agreement), PCI shall permit representatives of Cardinal to have appropriate access at all reasonable times to PCI's pre-mises, properties, books, records, contracts, tax records, doc-uments, customers and suppliers. Information obtained by Cardinal pursuant to this Section 5.1(g) shall be subject to the provisions of the confidentiality agreement between Cardinal and Lehman dated June 19, 1996 (the "Confidentiality Agreement"), which agreement remains in full force and effect. Without limiting the generality of the foregoing, Cardinal shall be provided the opportunity to have its representatives participate in all meetings and, to the extent practicable, phone conversations with representatives of the Internal Revenue Service ("IRS") relating to the Qualified Plans and to review and comment upon any written materials submitted to the IRS relating to the Qualified Plans before such submission is made.

                   (h) Notification of Certain Matters by PCI. PCI shall give prompt notice to Cardinal of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any PCI representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of PCI to comply with or satisfy any covenant, condition or agreement to be com-plied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(h) shall not limit or otherwise affect the remedies available hereunder to Cardinal.









                   (i) Notification of Certain Matters by MEDIQ. MEDIQ shall give prompt notice to Cardinal and PCI of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any MEDIQ representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of MEDIQ to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(i) shall not limit or otherwise affect the remedies available hereunder to Cardinal.



                                    ARTICLE VI

                                    CONDITIONS

                   6.1 Mutual Conditions. The obligations of the par-ties hereto to consummate the Merger shall be subject to ful-fillment of the following conditions:

                   (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which pre-vents the consummation of the Merger shall have been is-sued and remain in effect, and no statute, rule or regu-lation shall have been enacted by any Governmental Author-ity which prevents the consummation of the Merger.

                   (b) All waiting periods applicable to the consumma-tion of the Merger under the HSR Act shall have expired or been terminated.

                   (c) The Merger and the transactions contemplated hereby shall have been approved by the PCI Stockholders in the manner required by any Applicable Law.

                   (d) The Commission shall have declared the Reg-istration Statement effective. On the Closing Date and at the Effective Time, no stop order or similar restraining order shall have been threatened by the Commission or en-tered by the Commission or any state securities admin-istrator prohibiting the Merger.

                   (e) No Action shall be instituted by any Governmen-tal Authority which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.










                   6.2 Conditions to Obligations of PCI. The obliga-tions of PCI to consummate the Merger and the transactions con-templated hereby shall be subject to the fulfillment of the following conditions unless waived by PCI:

                   (a) The representations and warranties of each of Cardinal and Subcorp set forth in Article III shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on Cardinal.

                   (b) Each of Cardinal and Subcorp shall have per-formed in all material respects each obligation and agree-ment and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

                   (c) Each of Cardinal and Subcorp shall have fur-nished PCI with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

                   (d) PCI shall have received the legal opinion, dated the Closing Date, of Wachtell, Lipton, Rosen & Katz, spe-cial counsel to Cardinal, in substantially the form at-tached hereto as Exhibit B.

                   (e) The Cardinal Common Shares to be issued in the Merger and upon exercise of the Cardinal Exchange Options and the transactions contemplated hereby shall have been authorized for inclusion on the NYSE, subject to official notice of issuance.

                   6.3 Conditions to Obligations of Cardinal and Sub-corp. The obligations of Cardinal to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of Cardinal and Subcorp:

                   (a) The representations and warranties of PCI set forth in Article IV shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true









              and correct only as of the specified date), except for such inaccuracies which have not had and would not reason-ably be expected to have in the reasonably foreseeable future a material adverse effect on PCI. The possible liabilities with respect to the compliance issues described in Schedule 4.16(c) A, B and C have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on PCI. The representations and warranties of MEDIQ set forth in
              Section 8.1 shall be true and correct on the date hereof and on and as of the Closing Date (except for any representations and warranties made as of a specific date which need be true and correct only as of the specified date), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on the ability of MEDIQ to consummate the transactions contemplated hereby.

                   (b) PCI shall have performed in all material re-spects each obligation and agreement and shall have com-plied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

                   (c) PCI shall have furnished Cardinal with a cer-tificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the ef-fect that the conditions set forth in Sections 6.3(a) and
              (b) have been satisfied.

                   (d) Cardinal shall have received the legal opinion, dated the Closing Date, of Ballard Spahr Andrews &
              Ingersoll, substantially in the form attached hereto as Exhibit C.

                   (e) Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche L.L.P. dated the date of the Proxy Statement and confirmed in writing at the Effective Time stating that the Merger will qualify as a pooling of in-terests transaction under Opinion 16 of the Accounting Principles Board.

                   (f) Each person who may be at the Effective Time or was on the date of this Agreement an "affiliate" of PCI for purposes of Rule 145 under the Securities Act, shall have executed and delivered to Cardinal at least 45 days prior to the date of the meeting of PCI Stockholders to










              approve the Merger the written undertakings in the form attached hereto as Exhibit A.

                   (g) There shall not have been a breach of (i) any obligation by any stockholder which has entered into a Support Agreement and (ii) the MEDIQ Option Agreement.

                   (h) Since the date of this Agreement, except to the extent contemplated by Section 4.6 to the PCI Disclosure Schedule, there shall not have been any material adverse change in the assets, liabilities, prospects, results of operations, business or financial condition of PCI and its subsidiaries taken as a whole or any material adverse ef-fect on the ability of PCI to consummate the transactions contemplated hereby.

                   (i) The two employment agreements referenced in Sec-tion 4.28 hereof shall not have been breached or termi-nated and shall be in effect.



                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

                   7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by PCI Stockholders:

                   (a)  by mutual consent of Cardinal and PCI;

                   (b) by either Cardinal or PCI if any permanent injunction or other order of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable;

                   (c) by either Cardinal or PCI if the Merger shall not have been consummated before January 31, 1997, unless extended by the Boards of Directors of both Cardinal and PCI (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to per-form any material covenant or obligation under this Agree-ment has been the cause of or resulted in the failure of the Merger to occur on or before such date);

                   (d) (i) by PCI, no earlier than the fifth trading day nor later than the third full trading day immediately preceding the meeting of PCI Stockholders at which the









              vote to approve the Merger occurs (the "7.1(d) Termination Period") if the Average Share Price is less than $58.12, provided that PCI will have no right to terminate pursuant to this clause (i) unless (x) PCI shall have given, during the 7.1(d) Termination Period, one full trading day's prior written notice of its intention to terminate pursu-ant to this Section 7.1(d) and (y) Cardinal during such one full trading day notice period shall not have given written notice (an "Adjustment Election") to PCI that the Exchange Ratio shall be calculated pursuant to clause (ii) of Section 2.2, (ii) by Cardinal during the 7.1(d) Termination Period if the Average Share Price is less than $56.41,or (iii) by either PCI or Cardinal during the 7.1(d) Termination Period if the Average Share Price is less than $54.70;

                   (e) by Cardinal if the Board of Directors of PCI shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Cardinal, or if the Board of Directors of PCI shall have refused to affirm its recommendation within two business days of any written request from Cardinal which request was made upon a reasonable basis;

                   (f) by Cardinal or PCI if at the meeting of PCI Stockholders (including any adjournment or postponement thereof) the requisite vote of the PCI Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

                   (g)  [Intentionally omitted]

                   (h) by Cardinal if MEDIQ shall have breached any of its representations, covenants, or obligations under the MEDIQ Option Agreement (other than in any immaterial respect);

                   (i) by Cardinal if at any time the representations and warranties of PCI set forth in Section 4.15 shall not be true and correct;

                   (j) by Cardinal if Cardinal shall have been advised that the condition set forth in Section 6.3(e) cannot be satisfied; or

                   (k) by PCI if, prior to the meeting of PCI Stock-holders at which the vote to approve the Merger is to oc-cur, the Board of Directors of PCI approves an agreement to effect a Competing Transaction if the PCI Board has determined in good faith, upon advice from its outside









              counsel, that failure to approve such agreement and termi-nate this Agreement would constitute a breach of the fidu-ciary duties of the PCI Board (and so advised Cardinal) and such Competing Transaction is, based upon written advice of Lehman (or any other nationally recognized investment banking firm), more favorable to PCI's Stock-holders in the aggregate and from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transactions proposed by Cardinal in response to such Competing Transaction); provided that the termination described in this paragraph (k) shall not be effective until the close of business on the second business day following the date on which Cardinal receives written notice from PCI of PCI's intent to terminate pursuant to this paragraph (k) and unless and until PCI shall have paid Cardinal all of the fees and expenses described in
              Section 7.2.

                   7.2 Effect of Termination. In the event of the ter-mination of this Agreement pursuant to Section 7.1, this Agree-ment, except for the provisions of the last sentence of Section 5.3(g) and the provisions of Sections 7.2, 8.11 and 8.12, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and pro-vided, further, however, that if it shall be judicially deter-mined that termination of this Agreement was caused by an in-tentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective costs, fees and expenses of their counsel, accoun-tants, financial advisors and other experts and advisors as well as fees and expense incident to negotiation, preparation and execution of this Agreement and related documentation and shareholders' meetings and consents ("Costs"). If this Agree-ment is terminated for any reason pursuant to Section 7.1 (other than a termination pursuant to Sections 7.1(a), 7.1(b), 7.1(c) (other than a termination by Cardinal pursuant to Section 7.1(c) if PCI, MEDIQ or PCI's affiliates failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before January 31, 1997), 7.1(d), 7.1(h) or 7.1(j)) PCI will, in the case of a termination by Cardinal, within three business days following any such termination or, in the case of a termination by PCI, prior to such termination, pay to Cardinal in cash by wire transfer in









         immediately available funds to an account designated by Cardinal (i) in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs incurred in connection with pursuing the transactions contem-plated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $1.0 million in the aggregate and (ii) a termination fee in an amount equal to $5.0 million. If this Agreement is terminated pursuant to Section 7.1(j), PCI will, in the case of a termination by Cardinal, within three business days following any such termination, pay to Cardinal in cash by wire transfer in immediately available funds to an account designated by Cardinal in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $1.0 million in the aggregate.

                   7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respec-tive Boards of Directors, at any time before or after adoption of this Agreement by PCI Stockholders, but after any such ap-proval, no amendment shall be made which by law requires fur-ther approval or authorization by the PCI Stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an in-strument in writing signed on behalf of each of the parties hereto.

                   7.4 Extension; Waiver. At any time prior to the Effective Time, Cardinal (with respect to PCI and MEDIQ), PCI (with respect to Cardinal, Subcorp and MEDIQ) and MEDIQ (with respect to PCI, Cardinal and Subcorp) by action taken or au-thorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or condi-tions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.















                                   ARTICLE VIII

                                  MISCELLANEOUS

                   8.1 Representations and Warranties of MEDIQ. In order to induce PCI, Subcorp and Cardinal to enter into this Agreement, MEDIQ hereby represents and warrants to PCI, Cardinal and Subcorp that the following statements are true, correct and complete:

                   (a) MEDIQ Investment Services, Inc. is the regis-tered owner, and MEDIQ is the sole beneficial owner (in addition to the registered owner), of 2,875,000 shares of PCI Common Stock.

                   (b) MEDIQ has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement is the legal, valid and binding obligation of MEDIQ, enforceable against MEDIQ in accordance with its terms. The execution and delivery of this Agreement, the performance of MEDIQ's obligations hereunder and the consummation of the transactions contem-plated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of MEDIQ, its Board of Directors and stockholders. The execution, de-livery and performance of this Agreement and the consumma-tion of the transactions contemplated hereby will not
              (i) violate any provision of MEDIQ's certificate of incor-poration or by-laws, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the cre-ation of a security interest in any of the shares of PCI Common Stock owned by MEDIQ pursuant to, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which MEDIQ is a party or by which MEDIQ is bound, or (iii) except as listed on Section 8.1(b) to the disclosure schedule delivered by MEDIQ to Cardinal and dated the date hereof (the "MEDIQ Disclosure Schedule"), violate or conflict with any provision of law, order, judgment or ruling of any governmental authority or any other material restriction of any kind or character to which MEDIQ is subject, that, in the case of clause (iii) would, individually or in the aggregate, have a material adverse effect on the transactions contemplated by the Merger Agreement or the benefits anticipated to be real-ized by Cardinal as a result of the Merger. This Agreement has been duly executed and delivered by MEDIQ, and,









              assuming the due execution hereof by Cardinal and PCI, this Agreement constitutes the legal, valid and binding obligation of MEDIQ, enforceable against MEDIQ in accordance with its terms.

                   (c) At the Effective Time of the Merger, as contem-plated by this Agreement, MEDIQ will deliver to Cardinal good title to the shares of PCI Common Stock owned by MEDIQ free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances.

                   (d) With respect to all of the Contracts, agree-ments, arrangements and understandings between MEDIQ and PCI, all of which are set forth in Section 8.1(d) to the MEDIQ Disclosure Schedule, all of such Contracts, agree-ments, arrangements and understandings may be terminated at the Effective Time of the Merger without creating any liability or additional cost to PCI or Cardinal except as specifically set forth in Section 5.1(f) to the PCI Disclosure Schedule. Except as set forth in Section 4.17 to the PCI Disclosure Schedule and Section 8.1(d) to the MEDIQ Disclosure Schedule, there are no Contracts, arrangements, agreements or understandings between PCI and MEDIQ.

                   (e) Neither MEDIQ nor any director, officer, em-ployee or (to the knowledge of MEDIQ) stockholder thereof, has incurred or will incur on behalf of PCI, any broker-age, finder's or similar fee in connection with the trans-actions contemplated by this Agreement.

                   (f) Neither MEDIQ nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by PCI, Cardinal or any of their respective affiliates (other than MEDIQ)) would prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes.

                   8.2 Survival of Representations and Warranties. The representations and warranties made herein by the parties here-to shall not survive the Effective Time. This Section 8.2 shall not limit any covenant or agreement of the parties here-to, which by its terms contemplates performance after the Ef-fective Time or the termination of this Agreement.













                   8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if de-livered personally, telecopied (which is confirmed) or dis-patched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other ad-dress for a party as shall be specified by like notice):

                   (a)  if to Cardinal or Subcorp:

                        Cardinal Health, Inc.
                        5555 Glendon Court
                        Dublin, Ohio  43016
                        Attention:  Robert D. Walter
                        Telecopy No.:  (614) 717-8919

                        with a copy to

                        David A. Katz, Esq.
                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York  10019
                        Telecopy No.:  (212) 403-2000

                   (b)  if to PCI:

                        PCI Services, Inc.
                        3001 Red Lion Road
                        Philadelphia, PA  19114
                        Attention:  Bernard J. Korman
                        Telecopy No.:  (215) 612-1555

                        with a copy to

                        Michael P. Gallagher, Esq.
                        Ballard Spahr Andrews & Ingersoll
                        1735 Market Street
                        Philadelphia, PA  19103
                        Telecopy No.:  (215) 864-8999

                   (c)  if to MEDIQ:

                        MEDIQ Incorporated
                        One Mediq Plaza
                        Pennsauken, NJ  08110
                        Attention:  Thomas E. Carroll
                        Telecopy No.:  (609) 665-2391













                        with a copy to

                        F. Douglas Raymond, III, Esq.
                        Drinker Biddle & Reath
                        Philadelphia National Bank Building
                        1345 Chestnut Street
                        Philadelphia, PA  19107
                        Telecopy No.:  (215) 988-2757

                   8.4 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agree-ment. When a reference is made in this Agreement to PCI, such reference shall be deemed to include any and all subsidiaries of PCI, individually and in the aggregate, except for Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.8, 4.16, 4.19, 4.24 and 4.28. For
         the purposes of any provision of this agreement, a "material adverse effect" with respect to any party shall be deemed to occur if the aggregate consequences of all breaches and inac-curacies of covenants and representations of such party under this Agreement, when read without any exception or qualifica-tion for a material adverse effect, are reasonably likely to have a material adverse effect on the assets, liabilities, prospects, results of operations or financial condition of such party and its subsidiaries taken as a whole.

                   8.5 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

                   8.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Support Agreements, the MEDIQ Option Agreement and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

                   8.7 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be con-strued to create any third party beneficiaries other than Sec-tions 5.2(b).

                   8.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Dela-ware without regard to principles of conflicts of law.









                   8.9 Specific Performance. The transactions contem-plated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties here-to is entitled to a decree of specific performance, provided such party is not in material default hereunder.

                   8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be as-signed by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agree-ment shall be binding upon, inure to the benefit of and be en-forceable by the parties and their respective successors and assigns.

                   8.11 Registration Rights. At any time after the occurrence of a Purchase Event (as defined in the MEDIQ Option Agreement), PCI shall, if requested by any holder (each a "Holder") or Beneficial Owner (as defined in the MEDIQ Option Agreement) of shares of PCI Common Stock acquired upon exercise of the Option (as defined in the MEDIQ Option Agreement), as expeditiously as possible file a registration statement on a form for general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of PCI Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by any such Holder. Each such Holder shall provide all information reasonably requested by PCI for inclusion in any registration statement to be filed hereunder. PCI shall use its best efforts to cause such registration statement first to become effective and then to remain effec-tive for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other disposi-tions. The registration effected under this Section 8.11 shall be at such Holders' expense. In no event shall PCI be required to effect more than two registrations hereunder. The filing of any registration statement required hereunder may be delayed for such period of time (not to exceed 60 days) as may rea-sonably be required to facilitate any public distribution by PCI of PCI Common Stock or if a special audit of PCI would otherwise be required in connection therewith. If requested by any such Holder in connection with such registration, PCI shall become a party to any underwriting agreement relating to the sale of such shares on terms and including obligations and indemnities which are customary for parties similarly situated. Upon receiving any request for registration under this Section
         8.11 from any Holder, PCI agrees to send a copy thereof to any other person known to PCI to be entitled to registration rights









         under this Section 8.11, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

                   8.12 Expenses. Subject to the provisions of Section 7.2., Cardinal, PCI and MEDIQ shall pay their own costs and expenses associated with the transactions contemplated by this Agreement.



















































                   IN WITNESS WHEREOF, Cardinal, Subcorp, PCI and MEDIQ have signed this Agreement as of the date first written above.

                                    CARDINAL HEALTH, INC.



                                    By: /s/ Robert D. Walter
                                        Name:   Robert D. Walter
                                        Title:  Chairman & CEO



                                    PANTHER MERGER CORP.



                                    By: /s/ Robert D. Walter
                                        Name:   Robert D. Walter
                                        Title:  Chairman & CEO



                                    PCI SERVICES, INC.



                                    By: /s/ Theodore H. Seidenberg
                                        Name:   Theodore H. Seidenberg
                                        Title:  Chairman of the Board



                                    MEDIQ INCORPORATED (As to Sections
                                    5.1, 5.3(b), (e) and (i), 7.3 and
                                    7.4 and Article VIII (other than
                                    Section 8.11) only)



                                    By: /s/ Michael Sandler
                                        Name:   Michael Sandler
                                        Title:  Senior Vice President -
                                                Finance & Chief
                                                Financial Officer







                                       -53-